SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

                          FORM S-8
                   REGISTRATION STATEMENT
                            UNDER
                 THE SECURITIES ACT OF 1933

                     NORTHEAST UTILITIES
   (Exact Name of Registrant as Specified in its Charter)

        Massachusetts                        04-2147929
(State or Other Jurisdiction of           (I.R.S. Employer
Incorporation or Organization)           Identification No.)



    174 Brush Hill Avenue                    01090-2010
West Springfield, Massachusetts              (Zip Code)
(Address of Principal Executive Offices)


       Non-Qualified Stock Option of Michael G. Morris
                  (Full title of the plan)

                   Gregory B. Butler, Esq.
        Vice President, Secretary and General Counsel
             Northeast Utilities Service Company
                      107 Selden Street
                  Berlin, Connecticut 06037
           (Name and address of agent for service)

                       (860) 665-5000
           (Telephone number, including area code,
                    of agent for service)

                        With Copy To:
                  Jeffrey C. Miller, Esq.
                 Assistant General Counsel
            Northeast Utilities Service Company
                     107 Selden Street
                      Berlin, CT 06037

              CALCULATION OF REGISTRATION FEE
 Title Of Each        Amount      Proposed     Proposed      Amount
    Class Of          To Be       Maximum      Maximum         Of
Securities To Be    Registered    Offering    Aggregate  Registration
   Registered                      Price       Offering       Fee
                                  Per Unit*     Price*


Common Shares, $5    500,000       $16.50     $8,250,000    $667.43
par value



* Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, as the average of the high and low prices reported in the consolidated reporting system as of June 6, 2003.












                               PART I
     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to each plan participant as specified by the Securities and Exchange Commission Rule 428(b)(1) under the 1933 Act. These documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as a prospectus or prospectus supplement under Rule 424 of the 1933 Act.

                           PART II

ITEM 3.  INFORMATION NOT REQUIRED IN PROSPECTUS

   The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

         (i) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March
21, 2003;

         (ii) the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 9, 2003;

         (iii) the Registrant's Current Reports on Form 8-K filed with the SEC on January 28, 2003, and May 15, 2003;

         (iv)  the Registrant's Definitive Proxy Statement on
Schedule 14A, filed with the SEC on April 7, 2003; and

         (v) Description of Common Shares, $5.00 par value, of NU contained in Amendment No. 1 (Post-Effective Amendment No. 1) to Registration Statement on Form S-3 (File No. 33-34622) and any amendment to said description subsequently filed for purposes of updating said description;

and all documents subsequently filed by Northeast Utilities pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

   Where any document or part thereof is incorporated by reference in this Registration Statement, the Registrant will provide without charge to each person to whom a Prospectus with respect to the Plan is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.

ITEM 4.  DESCRIPTION OF SECURITIES

Not Applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

   The consolidated financial statements and the related financial statement schedules, as of and for the years ended December 31, 2002 and 2001, incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which express an unqualified opinion and include explanatory paragraphs with respect to the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001, and its adoption in 2002 of Emerging Issues Task Force Issue 02-3, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" and SFAS No. 142, "Goodwill and Other Intangible Assets"), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated statements of income, comprehensive income, shareholders' equity, cash flows and income taxes for the year ended December 31, 2000, incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report, which is incorporated herein by reference, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Arthur Andersen LLP expressed an unqualified opinion on those financial statements in their report for that year. Arthur Andersen LLP, who has ceased operations, has not consented to the inclusion of their report in connection with this Registration Statement and was not involved in reviewing the materials contained herein. As such, the ability of potential investors to recover against Arthur Andersen LLP for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein may be limited.

   With respect to the unaudited interim financial information for the periods ended March 31, 2003 and 2002, which is incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Article 34 of the Declaration of Trust of the Company provides that the Trustees, officers, agents or any other representative elected or appointed pursuant to any provision thereof shall not be liable for any act or default on the part of any co-Trustee, or other officer or agent, or for having permitted any co-Trustee or other officer or agent to receive or retain any money or property receivable by the Trustees under the Declaration of Trust, or for errors of judgment in exercising or failing to exercise any of the powers or discretions conferred upon or resting upon him, or for any loss arising out of any investment, or for failure to sue for or to collect any moneys or property belonging to the trust estate, or for any act or omission to act, performed or omitted by him in good faith in the execution of the trusts created under the Declaration of Trust. Each Trustee and every such officer, agent or representative shall be answerable and accountable only for his own receipts and for his own willful acts, neglects and defaults constituting a breach of trust knowingly and intentionally committed by him in bad faith, and not for those of any other, or of any bank, trust company, broker, attorney, auctioneer or other person with whom or into whose hands any property forming part of the trust estate may be deposited or come, or by whom any action relating to the trusts created under the Declaration of Trust may be taken or omitted to be taken; nor shall any Trustee or any such officer, agent or representative be liable or accountable for any defect in title, or for failing to transfer to or vest in the Trustees title to any property or effects for the time being subject to any of the trusts of these presents, or intended or believed to be so subject, or for failing to take out or maintain any or sufficient insurance or for liens or encumbrances upon any such property or effects, or for lack of genuineness or for invalidity of the shares, bonds or other obligations or instruments forming part of or relating to the trust estate, or for any loss, or otherwise, unless the same shall happen through his own willful act, neglect or default constituting a breach of trust knowingly and intentionally committed by him in bad faith; and the Trustees and each of them and each such officer, agent or representative shall be entitled out of the trust estate to reimbursement for their or his reasonable expenses and outlays and to be put in funds and exonerated and indemnified to their or his reasonable satisfaction from time to time, against any and all loss, costs, expense and liability incurred or to be incurred by them or him in the execution of the trusts created under the Declaration of Trust; and no Trustee, however appointed, shall be obliged to give any bond or surety or other security for the performance of any of his duties in the said trusts.

   In addition, and without limiting the protection afforded to them, no Trustee, officer, agent or representative shall be liable for monetary damages for breach of fiduciary duty as a Trustee, officer, agent or representative, notwithstanding any provision of law imposing such liability; provided, however, that the provisions of this paragraph shall not be deemed to eliminate or limit any liability which such Trustee, officer, agent or representative would otherwise have under the provisions of the declaration (1) for any breach of such person's duty of loyalty to the association or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (3) for any transaction from which such person derived an improper personal benefit.

   Article 34 of the Declaration of Trust of the Company also provides that the Company shall indemnify each of its Trustees and officers against all losses, liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a Trustee or officer, except with respect to any matters as to which such person shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his acting was in the best interests of the Company. The Declaration of Trust provides, however, that as to any matter disposed of by a compromise payment by such Trustee or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless a determination is made that indemnification of the Trustee or officer is proper under the circumstances because such Trustee or officer acted in good faith in the reasonable belief that his acting was in the best interest of the association. Such determination shall be made (1) by the Board of Trustees by a majority vote of a quorum consisting of Trustees who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, such a quorum so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

   In performing his duties, any such Trustee or officer who acts in good faith shall be fully protected in relying upon the books of account of the association or of another organization in which he serves as contemplated by the Declaration of Trust, reports, opinions and advice to the association or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care or upon other records of the association or of such other organization.

   Expenses incurred by any Trustee or officer with respect to any action, suit or proceeding as described above may be paid or advanced by the association prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Trustee or officer to repay such amount if upon final disposition thereof he shall not be entitled to indemnification.


   The rights of indemnification hereby provided shall not be exclusive of or affect any other right to which any Trustee or officer may be entitled and all such rights shall inure to the benefit of his heirs, executors, administrators and other legal representatives. Such other rights shall include the powers, immunities and rights of reimbursement which would be allowable under the laws of the Commonwealth of Massachusetts where the association of business corporation organized under such laws. The Company also maintains an insurance policy that insures its Trustees and officers against certain liabilities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8.    EXHIBITS

Exhibit                         Description
No.

 4.1 Declaration of Trust of Northeast Utilities, as amended through June 10, 2003.

 4.2 Employment Agreement of Michael G. Morris, as amended through September 11, 2001 (incorporated herein by reference to Exhibit
       10.39 to the Northeast Utilities Annual Report on Form 10-K for the year ended December 31, 1997, Exhibit 10.39.1 to the Northeast Utilities Annual Report on Form 10-K for the year ended December 31, 1998, Exhibits 10.41.2 and 10.41.3 to the Northeast Utilities Quarterly Report on Form 10-Q for the quarter ending September 30, 2001, and Exhibit 10.38.4 to the Northeast Utilities Quarterly Report on Form 10-Q for the quarter ending September 30, 2002).

  15   Letter of Deloitte & Touche LLP to Northeast Utilities re:
       unaudited interim financial information.

  23   Consent of Deloitte & Touche LLP.


  24 Powers of Attorney (included on the signature page of this Registration Statement).

    ITEM 9.    UNDERTAKINGS.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b); if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

 The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Berlin, State of Connecticut, on June 10, 2003.

                                    NORTHEAST UTILITIES


                                    By: /s/ JOHN H. FORSGREN

                                             John H. Forsgren
                                       Vice Chairman, Executive Vice
                                       President and Chief Financial
                                         Officer and a  Trustee

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Gregory B. Butler, John H. Forsgren, David R. McHale and Jeffrey C. Miller, and each of them singly, their true and lawful attorneys, with full power to each such attorney to sign for them in their names, in the capacities indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments to said registration statement.

       Signature                    Title                 Date


/s/   MICHAEL G. MORRIS     Chairman of the Board,     June 10, 2003
      Michael G. Morris      President and Chief
                             Executive Officer and
                             a Trustee

/s/   JOHN H. FORSGREN      Vice Chairman,             June 10, 2003
      John H. Forsgren       Executive Vice President
                             and Chief Financial
                             Officer and a Trustee

/s/   JOHN P. STACK         Vice President-Accounting  June 10, 2003
      John P. Stack          and Controller


/s/   RICHARD H. BOOTH      Trustee                    June 10, 2003
      Richard H. Booth

/s/   COTTON M. CLEVELAND   Trustee                    June 10, 2003
      Cotton M. Cleveland

/s/   SANFORD CLOUD, JR.    Trustee                    June 10, 2003
      Sanford Cloud, Jr.

/s/   JAMES F. CORDES       Trustee                    June 10, 2003
      James F. Cordes

/s/   E. GAIL DE PLANQUE    Trustee                    June 10, 2003
      E. Gail de Planque

/s/   JOHN G. GRAHAM        Trustee                    June 10, 2003
      John G. Graham

/s/   ELIZABETH T. KENNAN   Trustee                    June 10, 2003
      Elizabeth T. Kennan

/s/   ROBERT E. PATRICELLI  Trustee                    June 10, 2003
      Robert E. Patricelli

/s/   JOHN F. SWOPE         Trustee                    June 10, 2003
      John F. Swope

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berlin, State of Connecticut, on June 10, 2003.

NON-QUALIFIED STOCK OPTION
OF MICHAEL G. MORRIS

By /s/ JOHN H. FORSGREN
____________________________________________
             John H. Forsgren
Vice Chairman, Executive Vice President
and Chief Financial Officer and a Trustee

                        EXHIBIT INDEX


Exhibit                           Description
No.

4.1 Declaration of Trust of Northeast Utilities, as amended through June 10, 2003.

4.2 Employment Agreement of Michael G. Morris, as amended through September 11, 2001 (incorporated herein by reference to Exhibit 10.39 to the Northeast
        Utilities Annual Report on Form 10-K for the year ended December 31, 1997, Exhibit 10.39.1 to the
        Northeast Utilities Annual Report on Form 10-K for the year ended December 31, 1998, Exhibits 10.41.2 and 10.41.3 to the Northeast Utilities Quarterly
        Report on Form 10-Q for the quarter ending September
        30, 2001, and Exhibit 10.38.4 to the Northeast
        Utilities Quarterly Report on Form 10-Q for the quarter ending September 30, 2002).

15     Letter of Deloitte & Touche LLP to Northeast Utilities re:
        unaudited interim financial information.

23     Consent of Deloitte & Touche LLP.

24     Powers of Attorney (included on the signature page of
        this Registration Statement).